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Exhibit 99(a)(5)(B)

TYCO ANNOUNCES RESULTS OF ITS OFFER TO
REPURCHASE LYONS™ DUE 2020

        Pembroke, Bermuda, November 18, 2003—Tyco International Ltd. (NYSE-TYC, BSX-TYC) today announced the results of its offer to repurchase its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "LYONs"). The holders' option to surrender their LYONs for repurchase expired at 5:00 p.m., New York City time, on Monday, November 17, 2003.

        Tyco has been advised by the trustee, U.S. Bank National Association, that LYONs with an aggregate principal amount at maturity of $3,196,711,000 were validly surrendered for repurchase and not withdrawn, and Tyco has repurchased all of such LYONs. The purchase price for the LYONs was $775.66 in cash per $1,000 in principal amount at maturity. The aggregate purchase price for all of the LYONs validly surrendered for repurchase and not withdrawn was $2,479,560,854.26.

ABOUT TYCO INTERNATIONAL

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING INFORMATION

        This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

        More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:
Media:	Gary Holmes, 609-720-4387
Investor Relations:	Ed Arditte, 609-720-4621 John Roselli, 609-720-4624

        * "Liquid Yield Option" and "LYONs" are Trademarks of Merrill Lynch & Co., Inc.

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TYCO ANNOUNCES RESULTS OF ITS OFFER TO REPURCHASE LYONS™ DUE 2020